EXHIBIT 99.1

Broadridge Appoints Trish Mosconi and Chris Perry to its Board of Directors

Brett Keller to Step Down after 11 Years of Service

NEW YORK, February 2, 2026 – Broadridge Financial Solutions, Inc. (NYSE: BR), a global Fintech leader, is pleased to announce the appointment of Trish Mosconi and Christopher Perry as members of its Board of Directors, effective February 2, 2026. Following their appointment, Broadridge’s expanded Board will consist of 10 members, eight of whom are independent. Ms. Mosconi will serve on the Audit and Compensation Committees of the Board.

Broadridge also announced that Brett Keller, director since 2015 and member of the Audit and Compensation Committees, has notified the Company of his decision to resign from the Board, effective April 30, 2026. Mr. Keller advised the Board that his decision was based on an assignment to fulfill a full-time missionary leadership assignment with his wife, Marcie, in Japan.

“It has been a privilege to serve on the Broadridge Board during a period in which the Company has continued to strengthen its position as a global technology leader and a trusted and transformative partner to its clients,” said Brett Keller, Director of the Broadridge Board. “I look forward to all that the Company will accomplish in the years ahead.”

“On behalf of the entire Board and management, I want to sincerely thank Brett for his many years of dedicated service to Broadridge and our shareholders,” said Tim Gokey, Chief Executive Officer and Director of Broadridge. “It has been an honor to work alongside him, and we are grateful for his invaluable contributions. We wish him all the best as he pursues this meaningful next chapter.”

“I want to echo Tim’s sentiments in thanking Brett for his many contributions to Broadridge,” said Eileen Murray, Chairperson of Broadridge’s Board of Directors. “I am thrilled to welcome Trish and Chris, who are accomplished executives with deep experience in financial services. As the financial services industry continues to transform, their expertise will help ensure that Broadridge remains at the forefront of innovation as we continue to provide the infrastructure and technologies to support our clients’ growth and ultimately, enable better financial lives.”

Ms. Mosconi is a Senior Advisor to chief executive officers and boards of directors in the financial institutions, payments, fintech, digital transformation, and artificial intelligence industries at Boston Consulting Group (“BCG”). Prior to rejoining BCG, Ms. Mosconi was the Executive Advisor to the CEO of Synchrony Financial (“Synchrony”), a Fortune 200 consumer finance services company, and also served as Synchrony’s Executive Vice President, Chief Strategy Officer, where she led Strategy, M&A, Ventures and Strategic Partnerships and was responsible for defining and developing Synchrony’s long-term strategic plan. Prior to Synchrony, Ms. Mosconi was a Managing Director and global leader in BlackRock’s Financial Markets Advisory Group. Ms. Mosconi previously spent nearly 20 years as a senior-level Partner at both BCG and McKinsey & Company, where she founded and grew multiple professional services practices in strategy, operations and technology.

Mr. Perry joined Broadridge in 2014 and has served as the Company’s President since 2020. Previously, he served as the Company’s Corporate Senior Vice President, Global Sales, Marketing and Client Solutions from 2014 to 2020. Mr. Perry leads Broadridge’s overall growth strategy, revenue and profitability along with overseeing the Company’s international expansion, corporate development and impact activities globally. He is responsible for Broadridge’s top clients and partners, and for delivering the Company’s annual sales targets across all Broadridge’s businesses and product lines. Prior to joining Broadridge, Mr. Perry spent 14 years at Thomson Reuters, where he held numerous management and commercial roles within risk management, governance and compliance, pricing, sales and account management. Mr. Perry also serves on the board of directors of Verisk Analytics, Inc. and the Financial Services Institute and is an advisory director and past chair of the board of BritishAmerican Business.

“I am honored to join the Board of Directors at Broadridge, a company at the forefront of defining how technology, data and AI are modernizing critical market infrastructure across capital markets and investor services,” said Ms. Mosconi. “I look forward to working with the management team and the Board to support the company’s continued leadership in driving innovation, strategic growth and long-term value creation across the industry.”

“It is an incredible honor to be appointed to the Broadridge Board alongside an incomparable group of industry leaders and executives,” said Mr. Perry. “I am excited to expand my role at Broadridge as we continue to drive our long-term growth.”

Mr. Perry will not receive any additional compensation in connection with his role as a Board member, and he will not serve as a member of any of the Company’s three standing Board committees, which are comprised solely of independent directors.

About Broadridge

Broadridge Financial Solutions (NYSE: BR) is a global technology leader with trusted expertise and transformative technology, helping clients and the financial services industry operate, innovate, and grow. We power investing, governance, and communications for our clients – driving operational resiliency, elevating business performance, and transforming investor experiences. Our technology and operations platforms process and generate over 7 billion communications annually and underpin the daily average trading of over $15 trillion in equities, fixed income, and other securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing over 15,000 associates in 21 countries. For more information about us, please visit www.broadridge.com.

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